Exhibit 99.1

ALTRIA REPORTS 2012 FIRST-QUARTER RESULTS;

REAFFIRMS 2012 FULL-YEAR REPORTED AND ADJUSTED EPS GUIDANCE

•	Altria’s 2012 first-quarter reported diluted earnings per share (EPS) up 6.7% to $0.48

•	Altria’s 2012 first-quarter adjusted diluted EPS, which excludes the impact of special items, up 11.4% to $0.49

•

Altria reaffirms 2012 full-year guidance for reported diluted EPS in the range of $2.14 to $2.20, and 2012 full-year guidance for adjusted diluted EPS in the range of $2.17 to $2.23, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.05 in 2011

RICHMOND, Va. – April 26, 2012 – Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2012 first-quarter results and reaffirmed its 2012 full-year guidance for reported and adjusted diluted EPS.

“Altria delivered strong financial results in the first quarter of 2012 as adjusted diluted EPS increased 11.4%,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “The performance of our tobacco companies’ premium brands and effective cost management drove increases in adjusted operating companies income and margins in the smokeable and smokeless products segments.”

“Our tobacco companies are pursuing initiatives to build their premium brands for the long-term. PM USA supported Marlboro’s new brand architecture with brand-building initiatives, which helped drive Marlboro’s year-over-year and sequential retail share increases,” said Mr. Szymanczyk. “New products introduced over the past few years by USSTC helped drive Copenhagen and Skoal’s combined performance and contributed to the smokeless products segment’s strong first-quarter results.”

Conference Call

A conference call with the investment community and news media will be webcast on April 26, 2012 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com.

Cost Management

Altria’s current cost reduction program for its tobacco and service company subsidiaries remains on track. The program, which was announced in October 2011, is expected to deliver $400 million in annualized savings against previously planned spending by the end of 2013.

6601 West Broad Street, Richmond, VA 23230

Altria estimates total net pre-tax restructuring charges in connection with this program of approximately $300 million, substantially all of which will result in cash expenditures, related primarily to employee separation costs of approximately $220 million, and other associated net costs of $80 million. These other associated net costs include lease termination and asset impairment charges, partially offset by a curtailment gain related to a postretirement benefit plan.

Altria recorded net pre-tax charges totaling $228 million over the past two quarters, reflecting restructuring charges of $224 million in the fourth quarter of 2011 and $4 million in the first quarter of 2012. Altria expects to incur the balance of the pre-tax restructuring charges later in 2012.

Cash Returns to Shareholders – Dividends

In March 2012, Altria’s Board of Directors (Board) declared a regular quarterly dividend of $0.41 per common share. The current annualized dividend rate is $1.64 per common share. As of April 20, 2012, Altria’s annualized dividend yield was 5.1%.

Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.

Cash Returns to Shareholders—Share Repurchase Program

Altria repurchased 9.9 million shares of its common stock at an average price of $29.71 for a total cost of approximately $294 million during the first quarter of 2012 as part of its previously announced $1 billion share repurchase program. Altria has $378 million remaining in this program and intends to complete it by the end of 2012. The timing of share repurchases under this program depends upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board.

Pension Plans Contribution

As previously announced, Altria made a voluntary $500 million contribution to its pension plans in January 2012.

2012 Full-Year Guidance

Altria reaffirms its 2012 full-year guidance for reported diluted EPS to be in the range of $2.14 to $2.20. The forecast includes estimated charges of $0.03 per share related to asset impairment, exit and implementation costs related to the cost reduction program announced in October 2011 and estimated charges related to SABMiller plc (SABMiller) special items.

Altria reaffirms its 2012 full-year guidance for adjusted diluted EPS, which excludes special items shown in Table 1 below, to be in the range of $2.17 to $2.23, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.05 per share in 2011. Altria anticipates more modest adjusted diluted EPS growth through the middle quarters of this year.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1 below.

Table 1 - Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items

	Full Year
	2012 Guidance	2011	Change
Reported diluted EPS	$2.14 to $2.20	$1.64	30% to 34%
Asset impairment, exit, integration and implementation costs	0.02	0.07
SABMiller special items	0.01	0.03
PMCC leveraged lease charge	—	0.30
Tax items*	—	(0.04)
Tobacco and health judgments	—	0.05

Adjusted diluted EPS	$2.17 to $2.23	$2.05	6% to 9%
*	Excludes the tax impact included in the 2011 PMCC leveraged lease charge.

Altria anticipates that its 2012 full-year reported effective tax rate and effective tax rate on operations will be approximately 36%.

2012 Reporting Segments

As previously announced, on January 1, 2012, Altria combined the former cigarettes and cigars segments into a single smokeable products segment. The combination of these two formerly separate segments reflects management’s goal to achieve efficiencies in the management of these businesses as part of Altria’s cost reduction program. Effective with the first quarter of 2012, Altria’s reportable segments are Smokeable Products, manufactured and sold by PM USA and Middleton; Smokeless Products, manufactured and sold by or on behalf of U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; Wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle); and Financial Services, provided by Philip Morris Capital Corporation (PMCC). Prior-period segment data have been recast to conform with the current-period segment presentation.

ALTRIA GROUP, INC.

Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items include restructuring charges, SABMiller special items, certain PMCC leveraged lease charges, certain tax items, and tobacco and health judgments. Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted measures for OCI, operating margins and EPS, as well as the effective tax rate on operations, provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted measures internally for planning, forecasting and evaluating the performances of Altria’s businesses, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of adjusted measures to corresponding GAAP measures are provided in the release. Comparisons are to the same prior-year period unless otherwise stated.

In the first quarter of 2012, Altria’s net revenues were essentially unchanged at $5.6 billion primarily due to higher net revenues from financial services and wine, mostly offset by lower net revenues from smokeable products. Revenues net of excise taxes increased 1.3% to $4.0 billion.

Altria’s 2012 first-quarter reported diluted EPS increased 6.7% primarily due to higher OCI from smokeable products and financial services, and fewer shares outstanding. These factors were partially offset by higher interest and other debt expense, net, and lower earnings from Altria’s equity investment in SABMiller. Altria’s 2012 first-quarter adjusted diluted

EPS, which excludes special items that are discussed below, increased 11.4% to $0.49 as shown in Table 2 below.

Table 2 - Altria’s Adjusted Results Excluding Special Items

	First Quarter
	2012	2011	Change
Reported diluted EPS	$0.48	$0.45	6.7%
SABMiller special items	0.01	(0.01)

Adjusted diluted EPS	$0.49	$0.44	11.4%

SABMiller Special Items

Comparisons of Altria’s first-quarter earnings from its equity investment in SABMiller were impacted by special items. SABMiller’s 2012 first-quarter special items included costs for its “business capability programme,” costs for SABMiller’s acquisition of Foster’s Group Limited and costs related to its transaction to promote sustainable economic and social development in South Africa, partially offset by a gain related to SABMiller’s Australian joint venture. SABMiller’s 2011 first-quarter special items included gains resulting from its hotel and gaming transaction, partially offset by costs for its “business capability programme.” These special items after-tax are reflected in Schedule 4, “2012 SABMiller special items” and “2011 SABMiller special items,” and the EPS impact of these special items is shown above in Table 2.

SMOKEABLE PRODUCTS

The smokeable products segment delivered solid 2012 first-quarter adjusted OCI and strong adjusted OCI margin growth through higher pricing and effective cost management. PM USA supported Marlboro’s new brand architecture with brand-building initiatives behind Marlboro Black, which helped drive Marlboro’s solid first-quarter performance. Middleton reported strong machine-made large cigars volume and retail share growth.

The smokeable products segment’s 2012 first-quarter net revenues decreased 0.8% primarily due to lower reported shipment volume and higher promotional investments to support Marlboro’s growth, partially offset by higher list prices. Revenues net of excise taxes were essentially unchanged at $3.5 billion. For the first quarter of 2012, reported OCI for the smokeable products segment increased 5.1% to $1.4 billion primarily due to higher list prices and effective cost management, partially offset by lower reported shipment volume and higher promotional investments. Adjusted OCI, which is calculated excluding the special items identified in Table 3 below, increased 3.9% for the first quarter of 2012.

Adjusted OCI margins increased 1.5 percentage points to 41.0% for the first quarter of 2012 driven by Marlboro. Revenues and OCI for the smokeable products segment are summarized in Table 3 and Schedule 6.

Table 3 - Smokeable Products: Revenues and OCI ($ in Millions)

	First Quarter
	2012	2011	Change
Net revenues	$5,100	$5,143	(0.8)%
Excise taxes	(1,622)	(1,670)

Revenues net of excise taxes	$3,478	$3,473	0.1%

Reported OCI	$1,439	$1,369	5.1%
Asset impairment, exit and implementation (gain) costs	(14)	2

Adjusted OCI	$1,425	$1,371	3.9%

Adjusted OCI Margins*	41.0%	39.5%	1.5	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

PM USA’s reported domestic cigarettes shipment volume for the first quarter of 2012 decreased 2.6% primarily due to trade inventory dynamics, partially offset by retail share gains and one additional shipping day. Trade inventories were lower in the first quarter of 2012 compared to the first and fourth quarters of 2011. After adjusting for changes in trade inventories and one additional shipping day, PM USA’s 2012 first-quarter domestic cigarettes shipment volume was estimated to be essentially unchanged versus the first quarter of 2011. Total cigarette category volume was estimated to be down approximately 2.5% for the first quarter, when adjusted for changes in trade inventories and one additional shipping day. PM USA’s cigarettes volume performance is summarized in Table 4 and Schedule 6.

Middleton’s 2012 first-quarter reported cigars shipment volume increased 14.3% primarily due to retail share gains, changes in wholesale trade inventories and one additional shipping day. Middleton’s volume performance for machine-made large cigars is summarized in Table 4 and Schedule 6.

Table 4 - Smokeable Products Reported Shipment Volume (Sticks in Millions)

	First Quarter
	2012	2011	Change
Cigarettes
Marlboro	26,913	27,861	(3.4)%
Other Premium	2,036	2,250	(9.5)%
Discount	2,159	1,836	17.6%

Total Cigarettes	31,108	31,947	(2.6)%

Cigars
Black & Mild	323	282	14.5%
Other	5	5	—%

Total Cigars	328	287	14.3%

Total Smokeable Products	31,436	32,234	(2.5)%

Note: Cigarettes volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, and Philip Morris Duty Free Inc.

In the cigarette category, Marlboro’s 2012 first-quarter retail share performance benefited from the launch of Marlboro Black. Marlboro’s 2012 first-quarter retail share increased 0.1 share point versus the prior-year period to 42.3%. On a sequential basis, Marlboro’s 2012 first-quarter retail share grew 0.7 share points versus the fourth quarter of 2011. PM USA believes that some of Marlboro Black’s 2012 retail share gains were driven by trial generating activities that are likely to moderate in 2013.

PM USA’s 2012 first-quarter retail share increased 0.4 share points versus the prior-year period, reflecting discount share gains by L&M and share gains on Marlboro, partially offset by share losses on other portfolio brands. On a sequential basis, PM USA’s 2012 first-quarter retail share increased 0.6 share points versus the fourth quarter of 2011 driven by Marlboro’s retail share performance, partially offset by a 0.1 share point loss on Other Premium brands. PM USA’s cigarettes retail share performance is summarized in Table 5 below.

Earlier this year PM USA announced a new Marlboro architecture that it plans to support with brand-building initiatives and equity-enhancing products and programs throughout 2012 and 2013. For example, building upon PM USA’s 2011 launch of Marlboro Black in non-menthol and menthol varieties in bold, modern packaging, PM USA plans to introduce

Marlboro EIGHTY-THREES Box in the Marlboro Red family during the second quarter of 2012. Marlboro EIGHTY-THREES Box provides classic Marlboro flavor in modern, updated packaging.

In the machine-made large cigars category, Black & Mild’s 2012 first-quarter retail share increased 1.4 share points to 30.7% as the brand continued to benefit from new products that were introduced in 2011, including Black & Mild Classic, Sweets and Wine untipped cigarillo varieties. Middleton’s retail share performance is summarized in Table 5 below.

Table 5 - Cigarettes and Cigars: Retail Share (Percent)

	First Quarter
	2012	2011	Change
Cigarettes
Marlboro	42.3	42.2	0.1 pp
Other Premium	3.5	3.7	(0.2) pp
Discount	3.6	3.1	0.5 pp

Total Cigarettes	49.4	49.0	0.4 pp

Cigars
Black & Mild	30.7	29.3	1.4 pp
Other	0.2	0.2	— pp

Total Cigars	30.9	29.5	1.4 pp

Note: Cigarettes retail share results are based on data from SymphonyIRI Group/Capstone, which is a retail tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data from the SymphonyIRI Group (SymphonyIRI) InfoScan Cigar Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels. It is SymphonyIRI’s standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were released previously.

SMOKELESS PRODUCTS

The smokeless products segment continued to deliver strong results in the first quarter of 2012 behind Copenhagen and Skoal’s combined performance. The segment achieved excellent adjusted OCI and OCI margin growth, had solid adjusted volume growth and delivered significant combined retail share gains for Copenhagen and Skoal.

The smokeless products segment’s 2012 first-quarter net revenues and revenues net of excise taxes were essentially unchanged primarily due to higher pricing, offset by lower reported volume. The smokeless products segment’s 2012 first-quarter reported OCI decreased 0.5% primarily due to higher restructuring charges related to the cost reduction program announced in October 2011 and lower volume, mostly offset by higher pricing and lower costs. Adjusted OCI, which is calculated excluding the special items identified in Table 6 below, increased 8.8% for the first quarter of 2012. Adjusted OCI margins increased 4.8 percentage points to 59.8% for the first quarter. Revenues and OCI for the smokeless products segment are summarized in Table 6 below.

Table 6 - Smokeless Products: Revenues and OCI ($ in Millions)

	First Quarter
	2012	2011	Change
Net revenues	$380	$379	0.3%
Excise taxes	(27)	(26)

Revenues net of excise taxes	$353	$353	— %

Reported OCI	$192	$193	(0.5)%
Asset impairment, exit and implementation costs	19	—
UST acquisition-related costs	—	1

Adjusted OCI	$211	$194	8.8%

Adjusted OCI Margins*	59.8%	55.0%	4.8 pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

USSTC and PM USA’s 2012 first-quarter combined reported domestic smokeless products shipment volume decreased 7.5% primarily due to changes in trade inventories and the timing of new products. Copenhagen’s 2012 first-quarter volume grew 5.5% as the brand continued to benefit from momentum from products introduced in recent years. Skoal’s 2012 first-quarter volume declined 15.0% due to the timing of new product introductions, which included the national launch of Skoal X-TRA and Skoal Snus in the first quarter of 2011, as well as the impact of seven Skoal SKUs that were de-listed in the second quarter of 2011. Other portfolio brands’ volume declined 26.2% primarily due to Marlboro Snus, which had lower levels of promotional support and was also impacted by the mix shift to tins with fifteen pouches.

While adjusted smokeless products volume is difficult to estimate on a quarterly basis, USSTC and PM USA believe that their combined 2012 first-quarter adjusted domestic smokeless products shipment volume grew ahead of recent category volume trends due to strong 2012 first-quarter retail share gains. USSTC and PM USA believe that the smokeless category’s volume grew at an estimated rate of approximately 5% over the twelve months ending March 31, 2012. USSTC and PM USA’s combined volume performance for smokeless products is summarized in Table 7 below.

Table 7 - Smokeless Products: Reported Volume (Cans and Packs in Millions)

	First Quarter
	2012	2011	Change
Copenhagen	85.9	81.4	5.5%
Skoal	64.6	76.0	(15.0)%

Copenhagen and Skoal	150.5	157.4	(4.4)%
Other	19.4	26.3	(26.2)%

Total Smokeless Products	169.9	183.7	(7.5)%

Note: Other includes USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. To calculate volumes of cans and packs shipped, USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST.

USSTC and PM USA’s 2012 first-quarter combined retail share increased 1.0 share point as Copenhagen’s share gains were partially offset by share losses on Other portfolio brands, and Skoal. Copenhagen and Skoal’s 2012 first-quarter combined retail share increased 2.3 share points.

Copenhagen’s 2012 first-quarter retail share grew 2.7 share points as the brand continued to benefit from new products introduced over the past several years. On a sequential basis, Skoal’s 2012 first-quarter retail share was unchanged versus the fourth quarter of 2011. Skoal’s 2012 first-quarter retail share declined 0.4 share points versus the prior-year period, as share losses, which included the impact of the 2011 second-quarter de-listing of seven SKUs, were partially offset by share gains on its Skoal X-TRA products that were introduced in the first quarter of 2011. Share losses from de-listed products will continue to impact Skoal’s retail share comparisons through the first half of 2012. USSTC and PM USA’s combined smokeless products retail share performance is summarized in Table 8 below.

Table 8 - Smokeless Products: Retail Share (Percent)

	First Quarter
	2012	2011	Change
Copenhagen	27.8	25.1	2.7 pp
Skoal	22.5	22.9	(0.4) pp

Copenhagen and Skoal	50.3	48.0	2.3 pp
Other	5.2	6.5	(1.3) pp

Total Smokeless Products	55.5	54.5	1.0 pp

Note: Retail share performance is based on data from the SymphonyIRI InfoScan Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks smokeless products market share performance based on the number of cans and packs sold. Smokeless Products is defined as moist smokeless and spit-less tobacco products. Other includes USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. It is SymphonyIRI’s standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were released previously.

WINE

Ste. Michelle delivered strong 2012 first-quarter revenue and volume results as it continued to focus on improving its premium product mix.

The wine segment’s 2012 first-quarter net revenues and revenues net of excise taxes increased primarily due to higher premium volume. 2012 first-quarter net revenues increased 11.9% and revenues net of excise taxes grew 12.4%. The wine segment’s 2012 first-quarter reported OCI increased 25.0% due to lower restructuring charges. Adjusted OCI, which is calculated excluding the special items identified in Table 9 below, was unchanged for the first quarter of 2012 as higher volume was offset primarily by higher costs for select vintages and costs related to an expansion of the sales force. Adjusted OCI margins decreased 1.7 percentage points to 13.8% for the first quarter of 2012. Revenues and OCI for the wine segment are summarized in Table 9 below.

Table 9 - Wine: Revenues and OCI ($ in Millions)

	First Quarter
	2012	2011	Change
Net Revenues	$113	$101	11.9%
Excise taxes	(4)	(4)

Revenues net of excise taxes	$109	$97	12.4%

Reported OCI	$15	$12	25.0%
UST acquisition-related costs	—	3

Adjusted OCI	$15	$15	— %

Adjusted OCI margins*	13.8%	15.5%	(1.7) pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Ste. Michelle’s 2012 first-quarter wine shipment volume increased 6.6% primarily due to the national expansion of select wines into off-premise channels. Ste. Michelle’s reported shipment volume performance for wine is summarized in Table 10 below.

Table 10 - Wine: Reported Volume (Cases in Thousands)

	First Quarter
	2012	2011	Change
Chateau Ste. Michelle	528	515	2.6%
Columbia Crest	341	422	(19.1)%
Other	669	506	32.1%

Total Wine	1,538	1,443	6.6%

Note: Percent volume change calculation is based on units to the nearest hundred.

FINANCIAL SERVICES

The financial services segment’s 2012 first-quarter reported OCI increased $31 million to $52 million, primarily due to gains on asset sales in the first quarter of 2012. PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

Altria’s Profile

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest and Stag’s Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2011.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third party services providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services Investor Relations 804-484-8222	Altria Client Services Media Relations 804-484-8897

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended March 31,

(in millions, except per share data)

(Unaudited)

	2012	2011	% Change
Net revenues	$5,647	$5,643	0.1%
Cost of sales (*)	1,792	1,795	(0.2)%
Excise taxes on products (*)	1,653	1,700	(2.8)%

Gross profit	2,202	2,148	2.5%
Marketing, administration and research costs	483	551
Asset impairment and exit costs	21	2

Operating companies income	1,698	1,595	6.5%
Amortization of intangibles	5	6
General corporate expenses	51	50

Operating income	1,642	1,539	6.7%
Interest and other debt expense, net	293	278
Earnings from equity investment in SABMiller	(178)	(189)

Earnings before income taxes	1,527	1,450	5.3%
Provision for income taxes	554	512	8.2%

Net earnings	973	938	3.7%
Net earnings attributable to noncontrolling interests	—	(1)

Net earnings attributable to Altria Group, Inc.	$973	$937	3.8%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.48	$0.45	6.7%
Diluted earnings per share attributable to Altria Group, Inc.	$0.48	$0.45	6.7%

Weighted average diluted shares outstanding	2,034	2,084	(2.4)%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 3.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended March 31,

(dollars in millions)

(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	Financial Services		Total
2012	$5,100	$380	$113	$54		$5,647
2011	5,143	379	101	20		5,643
% Change	(0.8)%	0.3%	11.9%	100.0	%+	0.1%

Reconciliation:
For the quarter ended March 31, 2011	$5,143	$379	$101	$20		$5,643

Operations	(43)	1	12	34		4

For the quarter ended March 31, 2012	$5,100	$380	$113	$54		$5,647

	Operating Companies Income
	Smokeable Products	Smokeless Products	Wine	Financial Services		Total
2012	$1,439	$192	$15	$52		$1,698
2011	1,369	193	12	21		1,595
% Change	5.1%	(0.5)%	25.0%	100.0	%+	6.5%

Reconciliation:
For the quarter ended March 31, 2011	$1,369	$193	$12	$21		$1,595

Asset impairment and exit costs - 2011	2	—	—	—		2
UST acquisition-related costs - 2011	—	1	3	—		4

	2	1	3	—		6

Asset impairment and exit costs - 2012	(7)	(14)	—	—		(21)
Implementation gain (costs) - 2012	21	(5)	—	—		16

	14	(19)	—	—		(5)

Operations	54	17	—	31		102

For the quarter ended March 31, 2012	$1,439	$192	$15	$52		$1,698

Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Supplemental Financial Data by Reporting Segment

(dollars in millions)

(Unaudited)

	For the Quarters Ended March 31,
	2012	2011

The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,622	$1,670
Smokeless products	27	26
Wine	4	4

	$1,653	$1,700

The segment detail of charges for state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products	$1,122	$1,131
Smokeless products	3	2

	$1,125	$1,133

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$55	$51
Smokeless products	1	1

	$56	$52

Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Quarters Ended March 31,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.

2012 Net Earnings	$973	$0.48
2011 Net Earnings	$937	$0.45
% Change	3.8%	6.7%

Reconciliation:
2011 Net Earnings	$937	$0.45

2011 Asset impairment and exit costs	1	—
2011 UST acquisition-related costs	3	—
2011 SABMiller special items	(21)	(0.01)

	(17)	(0.01)

2012 Asset impairment, exit and implementation costs	(3)	—
2012 SABMiller special items	(25)	(0.01)

	(28)	(0.01)

Fewer shares outstanding		0.01
Operations	81	0.04

2012 Net Earnings	$973	$0.48

2012 Net Earnings Adjusted For Special Items	$1,001	$0.49
2011 Net Earnings Adjusted For Special Items	$920	$0.44
% Change	8.8%	11.4%

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$4,156	$3,270
Inventories	1,830	1,779
Deferred income taxes	1,207	1,207
Other current assets	700	875
Property, plant and equipment, net	2,165	2,216
Goodwill and other intangible assets, net	17,267	17,272
Investment in SABMiller	5,965	5,509
Other long-term assets	1,235	1,257

Total consumer products assets	34,525	33,385
Total financial services assets	3,290	3,577

Total assets	$37,815	$36,962

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$600	$600
Accrued settlement charges	4,538	3,513
Other current liabilities	3,643	3,530
Long-term debt	13,089	13,089
Deferred income taxes	4,932	4,751
Accrued postretirement health care costs	2,367	2,359
Accrued pension costs	1,154	1,662
Other long-term liabilities	590	602

Total consumer products liabilities	30,913	30,106
Total financial services liabilities	3,166	3,141

Total liabilities	34,079	33,247
Redeemable noncontrolling interest	32	32
Total stockholders’ equity	3,704	3,683

Total liabilities and stockholders’ equity	$37,815	$36,962

Total debt	$13,689	$13,689

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

2011 Supplemental Information

Smokeable Products

(Unaudited)

	2011 Net Revenues and Operating Companies Income
	($ in millions)
	For the quarters ended
	March 31	June 30	September 30	December 31	Full Year

Net revenues	$5,143	$5,858	$5,499	$5,470	$21,970

Excise taxes on products	(1,670)	(1,887)	(1,747)	(1,749)	(7,053)

Revenues net of excise taxes	$3,473	$3,971	$3,752	$3,721	$14,917

Reported operating companies income	$1,369	$1,583	$1,575	$1,210	$5,737

Asset impairment, exit & implementation costs	2	1		180	183

Tobacco and health judgments		36		62	98

Adjusted operating companies income	$1,371	$1,620	$1,575	$1,452	$6,018

Adjusted operating companies income margins*	39.5%	40.8%	42.0%	39.0%	40.3%

*	Adjusted operating companies income margins are calculated as adjusted operating companies income divided by revenues net of excise taxes on products.

	2011 Volume
	(Sticks in millions)
	For the quarters ended
	March 31	June 30	September 30	December 31	Full Year

Marlboro	27,861	31,634	28,673	29,033	117,201
Other premium	2,250	2,501	2,364	2,266	9,381
Discount	1,836	2,064	2,251	2,405	8,556

Total cigarettes	31,947	36,199	33,288	33,704	135,138

Black & Mild	282	317	346	281	1,226
Other cigars	5	5	5	5	20

Total cigars	287	322	351	286	1,246

Total smokeable products	32,234	36,521	33,639	33,990	136,384

Note: Prior-period segment data have been recast to conform with the current-period segment presentation.